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                                   EXHIBIT 8

                              TROUTMAN SANDERS LLP
                                ATTORNEYS AT LAW
                        A LIMITED LIABILITY PARTNERSHIP


                               NATIONSBANK PLAZA
                    600 PEACHTREE STREET, N.E. - SUITE 5200
                          ATLANTA, GEORGIA 30308-2216
                            TELEPHONE: 404-885-3000
                            FACSIMILE: 404-885-3900
                 INTERNET:  Thomas. Powell@troutmansanders.com

Thomas O. Powell                                                    404-885-3294

                                  May 12, 1998



Investors Financial Corporation
226 South Broad Street
Bainbridge, Georgia 31717-3616

PAB Bankshares, Inc.
3210 N. Oak Street Extension
Valdosta, Georgia 31602

     Re: Proposed Merger Involving Investors Financial Corporation and PAB Bankshares, Inc.

Ladies and Gentlemen:

     We have acted as counsel to PAB Bankshares, Inc. ("PAB"), in connection with the proposed merger of Investors Financial Corporation ("Investors") with and into PAB (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Merger by and among PAB, Investors and Investors' national bank subsidiary, Bainbridge National Bank ("Bank"), dated as of December 31, 1997 (the "Agreement").

     In our capacity as counsel to PAB, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement and, unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1)  the Agreement;
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     (2) the Registration Statement and Joint Proxy Statement/Prospectus being filed with the Securities and Exchange Commission regarding the Merger; and

     (3) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have further assumed that any representations or statement made "to the best knowledge of" or similarly qualified, is true and correct without such qualification. With your permission, we have also assumed certain other factual matters set forth more fully below.

     You have advised us that the proposed Merger will (i) build market share through a market concentration in middle and south Georgia, which are regions of strategic importance to PAB, and (ii) will strengthen a franchise that will make a long-term contribution to earnings per share as a result of economies of scale and earnings power that follow a larger market share. To achieve these goals, the following will occur pursuant to the Agreement:

     (1) Investors will merge with and into PAB pursuant to the laws of the State of Georgia. PAB will acquire all the assets and assume all the liabilities of Investors. Investors' separate corporate existence will cease to exist and PAB will be the surviving corporation. Thereafter, PAB will continue to operate the businesses of Investors conducted prior to the Merger.

     (2) Each share of Investors Common Stock, each Investors Warrant and each Investors Option issued and outstanding immediately prior to the effective time of the Merger ("Effective Time") shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and exchanged for the right to receive shares of PAB Common Stock in accordance with the Agreement. At the Effective Time, any and all shares of Investors Common Stock held by PAB, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired, and no consideration shall be paid in exchange therefor.

     (3) No fractional shares of PAB Common Stock will be issued as a result of the proposed Merger. In lieu of the issuance of fractional shares, each holder of shares of Investors Common Stock and each holder of Investors Warrants who would otherwise have been entitled to receive a fraction of a share of PAB Common Stock (after taking into account all certificates delivered by such holder) shall receive cash (without interest) in an amount equal to the value of such fractional part of a share of PAB Common Stock in accordance with the Agreement at the Effective Time. No such holder shall be entitled to dividends, voting rights, or any other shareholder right in respect of any fractional share.
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     With your consent, we have also assumed that the following statements are true as of the date hereof and will be true as of the Effective Time:

     (1) The fair market value of PAB Common Stock received by the shareholders, warrant holders and option holders of Investors will be, in each instance, approximately equal to the fair market value of the Investors Common Stock, Investors Warrants and Investors Options surrendered in exchange therefor.

     (2) There is no plan or intention on the part of the shareholders of Investors who own 5% or more of the Investors Common Stock, and to the best of the knowledge of the management of Investors, there is no plan or intention on the part of the remaining shareholders of Investors, to sell, exchange or otherwise dispose of a number of shares of PAB Common Stock to be received in the Merger that would reduce their holdings in PAB Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than 50% of the total value of all of the Investors Common Stock outstanding immediately prior to the Merger. For purposes of this representation, shares of Investors Common Stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of PAB Common Stock, will be treated as outstanding Investors Common Stock immediately prior to the Effective Time. Moreover, shares of Investors Common Stock held and shares of PAB Common Stock to be received by Investors shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

     (3) PAB has no plan or intention to reacquire any of its stock issued in the Merger.

     (4) PAB has no plan or intention to sell or otherwise dispose of any of the assets of Investors acquired in the Merger, except for dispositions made in the ordinary course of business, or transfers to a corporation controlled by PAB. For purposes of the foregoing, PAB is considered to control a corporation in which it holds at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of each other class of stock. Immediately following the Merger, PAB intends to cause Bank to merge into First Community Bank of Southwest Georgia, a wholly-owned subsidiary of PAB.

     (5) The liabilities of Investors assumed by PAB and the liabilities to which the transferred assets of Investors are subject were incurred by Investors in the ordinary course of business.

     (6) Following the transaction, PAB will continue the historic business of Investors or use a significant portion of Investors' historic business assets in a business.

     (7) PAB, Investors and the shareholders of Investors will pay their respective expenses, if any, incurred in connection with the Merger.
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     (8) There is no intercorporate indebtedness existing between PAB and
Investors or between Bank and PAB that was issued, acquired, or will be settled at a discount.

     (9) For each of PAB and Investors, not more than 25% of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50% of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50% of the voting power or 50% of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

     (10) Neither Investors nor the Bank is under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

     (11) The fair market value of the assets of Investors transferred to PAB in the Merger will equal or exceed the sum of the liabilities assumed by PAB plus the amount of liabilities, if any, to which the transferred assets are subject.

     (12) The payment of cash in lieu of fractional shares of PAB Common Stock is solely for the purpose of avoiding the expense and inconvenience to PAB of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Investors shareholders in lieu of issuing fractional shares of PAB Common Stock will not exceed 1% of the total consideration that will be issued in the Merger to the Investors shareholders in exchange for their shares of Investors Common Stock. The fractional share interests of each Investors shareholder will be aggregated, and no Investors shareholder will receive cash in an amount equal to or greater than the value of one full share of PAB Common Stock.

     (13) None of the compensation received by any shareholder-employees of Investors will be separate consideration for, or allocable to, any of their shares of Investors Common Stock; none of the shares of PAB Common Stock received by any shareholder-employees of Investors will be separate consideration for, or allocable to, any employment agreement; the Investors Warrants were received by the holders thereof in recognition of financial risks undertaken; and the compensation paid to any shareholder-employees of Investors will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.
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     (14) The Agreement and documents, agreements and other matters specifically identified therein represent the entire understanding of PAB, Investors and Bank with respect to the Merger contemplated thereby, and the Merger will be effected in accordance with the Agreement.

     (15) At all times during the five-year period ending on the Effective Time of the Merger, the fair market value of Investors' United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence,
(x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any domestic corporation (other than a controlled corporation) owning any United States real property interest, (y) Investors is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Investors is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50% of the fair market value of the stock of which is owned by Investors in the case of a first-tier subsidiary of Investors or by a controlled corporation, in the case of a lower-tier subsidiary.

     Based solely on the information submitted and the representations set forth above, we are of the opinion that:

     (1) The Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code. PAB and Investors will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) Investors will recognize no gain or loss upon the transfer of its assets and liabilities to PAB in the Merger. Code Section 361(a) and 357(a).

     (3) PAB will recognize no gain or loss on receipt of the assets of Investors in exchange for PAB Common Stock in the Merger. Code section 1032(a).

     (4) The tax basis of the assets of Investors in the hands of PAB will, in each case, be the same as the basis of those assets in the hands of Investors immediately prior to the Merger. Code section 362(b).

     (5) The holding period of the assets of Investors in the hands of PAB will, in each case, include the period during which such assets were held by Investors. Code section 1223(2).
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     (6) The shareholders and warrant holders of Investors will recognize no gain or loss upon the exchange of their Investors Common Stock and Warrants solely for shares of PAB Common Stock. Code section 354(a)(1).

     (7) The basis of the PAB Common Stock received by the Investors shareholders and warrant holders in the Merger will, in each case, be the same as the basis of the Investors Common Stock and Investors Warrants surrendered in exchange therefor. Code section 358(a)(l).

     (8) The holding period of the PAB Common Stock received by the Investors shareholders and warrant holders will, in each case, include the period during which the Investors Common Stock and Investors Warrants surrendered in exchange therefor were held by the exchanging shareholders and warrant holders, provided that the Investors Common Stock and Investors Warrants are held as capital assets in the hands of the exchanging shareholders and warrant holders on the date of the exchange. Code section 1223(1).

     (9) The payment of cash to Investors shareholders and warrant holders in lieu of fractional share interests of PAB Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by PAB. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholders and warrant holders. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2
C.B. 574.

     (10) The payment of cash to Investors shareholders in exchange for Investors Common Stock pursuant to the exercise of dissenter's rights will be treated as having been received in redemption of such shareholder's Investors Common Stock, subject to the provisions and limitations of section 302 of the Code.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, whether federal, state, local or foreign including, but not limited to, tax consequences of a required change in accounting method, if any, the termination of a bad debt reserve, if any, or the termination of the consolidated group of Investors and the Bank.
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     This opinion is being provided solely for the use of PAB, Investors and the shareholders and warrant holders of Investors. No other person or party shall be entitled to rely on this opinion. We hereby consent to the use of this opinion in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement.

                                                Sincerely,

                                                /s/ TROUTMAN SANDERS LLP
                                                -------------------------------
                                                TROUTMAN SANDERS LLP